Exhibit 26

ISSUER REPURCHASES OF EQUITY SECURITIES
Use the checkbox to indicate if any officer or director reporting pursuant to section 16(a) of the Exchange Act (15 U.S.C. 78p(a)), or for foreign private issuers as defined by Rule 3b-4(c) (17 CFR 240.3b-4(c)), any director or member of senior management who would be identified pursuant to Item 1 of Form 20-F (17 CFR 249.220f), purchased or sold shares or other units of the class of the issuer’s equity securities that are registered pursuant to section 12 of the Exchange Act and subject of a publicly announced plan or program within four (4) business days before or after the issuer’s announcement of such repurchase plan or program or the announcement of an increase of an existing share repurchase plan or program.  Yes  o    No  x

Trade date	Class of shares	Total number of shares purchased	Average price paid per share	Total number of shares purchased under publicly announced programs	Approximate dollar value that may yet be purchased under publicly announced plan	Total number of shares purchased on open market	Total number of shares purchased that are intended to qualify for the safe harbor in Rule 10b-18	Total number of shares purchased pursuant to a plan that is intended to satisfy the affirmative defense conditions of Rule 10b5-1(c) (1)
8/11/2023	Common	7,434	$3.97	7,434	$19,970	7,434	7,434	—
8/14/2023	Common	15,000	$4.13	15,000	$19,909	15,000	15,000	—
8/15/2023	Common	51,000	$4.15	51,000	$19,697	51,000	51,000	—
8/16/2023	Common	36,931	$4.17	36,931	$19,543	36,931	36,931	—
8/17/2023	Common	25,369	$4.17	25,369	$19,437	25,369	25,369	—
8/18/2023	Common	31,000	$4.07	31,000	$19,311	31,000	31,000	—
8/21/2023	Common	26,000	$4.12	26,000	$19,204	26,000	26,000	—
8/22/2023	Common	14,000	$4.19	14,000	$19,145	14,000	14,000	—
8/23/2023	Common	2,680	$4.22	2,680	$19,134	2,680	2,680	—
8/24/2023	Common	4,373	$4.22	4,373	$19,116	4,373	4,373	—
8/25/2023	Common	5,281	$4.31	5,281	$19,093	5,281	5,281	—
8/28/2023	Common	5,810	$4.18	5,810	$19,069	5,810	5,810	—
8/29/2023	Common	1,472	$4.18	1,472	$19,062	1,472	1,472	—
8/30/2023	Common	926	$4.32	926	$19,058	926	926	—
8/31/2023	Common	1,800	$4.45	1,800	$19,050	1,800	1,800	—
9/1/2023	Common	2,271	$4.52	2,271	$19,040	2,271	2,271	—
9/6/2023	Common	1,379	$4.52	1,379	$19,034	1,379	1,379	—
9/7/2023	Common	3,500	$4.39	3,500	$19,019	3,500	3,500	—
9/8/2023	Common	6,500	$4.27	6,500	$18,991	6,500	6,500	—
9/11/2023	Common	9,543	$4.26	9,543	$18,950	9,543	9,543	—
9/12/2023	Common	4,990	$4.17	4,990	$18,929	4,990	4,990	—
9/13/2023	Common	18,000	$4.20	18,000	$18,854	18,000	18,000	—
9/14/2023	Common	18,000	$4.07	18,000	$18,780	18,000	18,000	—
9/15/2023	Common	18,000	$3.94	18,000	$18,710	18,000	18,000	—
9/27/2023	Common	5,900	$3.59	5,900	$18,688	5,900	—	5,900
9/28/2023	Common	7,400	$3.66	7,400	$18,661	7,400	—	7,400
9/29/2023	Common	10,400	$3.65	10,400	$18,623	10,400	—	10,400
	TOTAL	334,959	$4.11	334,959	$18,623	334,959	311,259	23,700

(1) On August 28, 2023, the Company entered into a "Rule 10b5-1 trading arrangement" intended to satisfy the affirmative defense conditions of Rule 10b5-1(c), pursuant to which the Company purchased the applicable shares. The Company is authorized to repurchase up to an aggregate of $20 million of the Company's common stock. The repurchase may be effected, from time-to-time, through open market purchases, privately negotiated transactions, Rule 10b5-1 plans, accelerated stock repurchases, block trades, derivative contracts or otherwise in compliance with Rule 10b-18 of the Exchange Act. The repurchase program is not subject to a termination or expiration date, and it does not obligate the Company to acquire any specific number of shares. The timing, price and volume of repurchases will be based on a number of factors, including market conditions, relevant securities laws, and other considerations.